EXHIBIT 99.1

FOR IMMEDIATE RELEASE

National Western Life Announces 2010 Second Quarter Earnings

Austin, Texas, August 6, 2010 - Ross R. Moody, President of National Western Life Insurance Company (Nasdaq: NWLI), announced today second quarter 2010 consolidated net earnings of $20.8 million, or $5.88 per diluted Class A common share, compared with consolidated net earnings of $18.8 million, or $5.34 per diluted Class A common share, for the second quarter of 2009. For the six months ended June 30, 2010, the Company reported consolidated net earnings of $39.2 million, or $11.08 per diluted Class A common share, compared with $33.9 million, or $9.60 per diluted Class A common share, a year ago. The Company’s book value per share increased to $326.10 as of June 30, 2010 from $315.73 as of March 31, 2010.

Net earnings for the quarter ended June 30, 2010 included after-tax investment gains of $33,000, or $0.01 per diluted Class A share. For the first six months of 2010, the Company reported after-tax investment losses of $0.2 million, or $0.07 per diluted Class A share, versus after-tax losses of $3.4 million, or $0.95 per diluted Class A share, for the corresponding period in 2009. Mr. Moody indicated that the Company’s modest investment losses in 2010 to date reflected ongoing due diligence with regards to the Company’s investment portfolio. “Although there has been improvement in credit markets over the past year, we are by no means lessening the amount of attention and analysis given to our bond holdings. With investment impairments and losses playing a smaller role in earnings performance, we are pleased to see our operating earnings continuing to improve from the levels we witnessed during the recession,” Mr. Moody stated.

Operating revenues, excluding realized investment gains (losses) and realized and unrealized gains (losses) on index options, totaled $140.8 million for the quarter ended June 30, 2010, compared to $133.6 million reported in the second quarter of 2009, an increase in excess of 5%. Mr. Moody noted, “Our annuity sales continue to be strong with a 101% increase this quarter compared to last year’s second quarter. We have also seen some momentum in life insurance sales internationally with total life sales increasing 13% in the second quarter of 2010 versus what we achieved in last year. The climate for our industry remains very challenging so it is gratifying to see growth in the midst of the current market environment.”

Founded in 1956, National Western Life is a stock life insurance company offering a broad portfolio of individual universal life, whole life and term insurance plans, annuity products, and investment contracts meeting the financial needs of its customers in 49 states as well as residents of various countries in Central and South America, the Caribbean, Eastern Europe, Asia and the Pacific Rim. The Company has approximately 286 employees and 13,650 contracted independent agents, brokers and consultants, and at June 30, 2010, maintained total assets of $8.0 billion, stockholders' equity of $1.2 billion, and life insurance in force of $18.9 billion.

Caution Regarding Forward-Looking Statements:
This press release contains statements which are or may be viewed as forward-looking within the meaning of The Private Securities Litigation Reform Act of 2005. Forward-looking statements relate to future operations, strategies, financial results or other developments, and are subject to assumptions, risks and uncertainties. Factors that may cause actual results to differ materially from those contemplated in these forward-looking statements can be found in the Company’s Form 10-K filed with the Securities and Exchange Commission. Forward-looking statements speak only as of the date the statement was made and the Company undertakes no obligation to update such forward-looking statements. There can be no assurance that other factors not currently anticipated by the Company will not materially and adversely affect our results of operations. Investors are cautioned not to place undue reliance on any forward-looking statements made by us or on our behalf.

National Western Life Insurance Company
News Release - Page 2

Summary of Consolidated Operating Results
(In thousands except per share data)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2010	2009	2010	2009
Revenues:
Revenues, excluding investment and index
options gains (losses)	$140,755	133,592	273,521	263,464
Realized and unrealized gains (losses) on
index options	(43,965)	6,909	(32,018)	(6,061)
Realized gains (losses) on investments	51	166	(378)	(5,179)
Total revenues	$96,841	140,667	241,125	252,224

Earnings:
Earnings from operations	$20,779	18,734	39,466	37,236
Net realized gains (losses) on investments	33	108	(246)	(3,366)
Net earnings	$20,812	18,842	39,220	33,870

Net earnings attributable to Class A Shares	$20,222	18,307	38,108	32,909

Basic Earnings Per Class A Share:
Earnings from operations	$5.89	5.31	11.19	10.56
Net realized gains (losses) on investments	0.01	0.03	(0.07)	(0.95)
Net earnings	$5.90	5.34	11.12	9.61

Basic Weighted Average Class A Shares	3,426	3,426	3,426	3,426

Diluted Earnings Per Class A Share:
Earnings from operations	$5.87	5.31	11.15	10.55
Net realized gains (losses) on investments	0.01	0.03	(0.07)	(0.95)
Net earnings	$5.88	5.34	11.08	9.60

Diluted Weighted Average Class A Shares	3,440	3,430	3,440	3,430

Investor Relations Contact:
Brian M. Pribyl - Senior Vice President, Chief Financial Officer and Treasurer
(512) 836-1010
bpribyl@nationalwesternlife.com
www.nationalwesternlife.com